Exhibit 4.27

                   PRIVATE EQUITY LINE FUNDS ESCROW AGREEMENT

      This Agreement is dated as of the 24th day of October, 2003 among Central Wireless, Inc., a Utah corporation (the "Company"), AJW Partners, LLC, AJW Qualified Partners, LLC, AJW Offshore, Ltd., New Millennium Capital Partners II, LLC and Equilibrium Equity, LLC (collectively, the "Investor"), and Naccarato & Associates (the "Escrow Agent"):

                              W I T N E S S E T H:
                               - - - - - - - - - -

      WHEREAS, the Company and Investor have entered into a Private Equity Line of Credit Agreement dated October 24, 2003 (the "Investment Agreement") calling for the sale by the Company to the Investor of shares of Common Stock; and

      WHEREAS, the parties hereto wish to arrange for the Company to deliver to the Escrow Agent the Put Shares issued in connection with each Put and wish to arrange for the Investor to deliver to the Escrow Agent the Investment Amount specified in each Optional Purchase Notice; and

      WHEREAS, the Escrow Agent is willing to serve as escrow agent pursuant to the terms and conditions of this Agreement;

      NOW THEREFORE, the parties agree as follows:

                                    ARTICLE I

                                 INTERPRETATION

      1.1. Definitions. Whenever used in this Agreement, the following terms shall have the following respective meanings:

            (a) "Agreement" means this Agreement and all amendments made hereto and thereto by written agreement between the parties;

            (b) "Compliance Certificate" shall mean a completed signed Compliance Certificate, a form of which is annexed to the Investment Agreement as Exhibit C.

            (c) "Finder's Fee" means the fee to be paid to the Finders as described in Section 13.4 and Schedule 13 of the Investment Agreement, which is equal to 2% of the Investment Amount.

            (d) "Company Documents" means, with respect to any Closing, the Compliance Certificate, Put Shares, Optional Purchase Notice, and Finder's Fee relating to that Closing.


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

      Terms employed in this Agreement shall have the same definitions employed in the Investment Agreement, unless modified herein.

      1.2. Entire Agreement. This Agreement and the Investment Agreement constitute the entire agreement between the parties hereto pertaining to the Company Documents and Investment Amounts and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties. There are no warranties, representations and other agreements made by the parties in connection with the subject matter hereof except as specifically set forth in this Agreement and Investment Agreement.

      1.3. Extended Meanings. In this Agreement words importing the singular number include the plural and vice versa; words importing the masculine gender include the feminine and neuter genders. The word "person" includes an individual, body corporate, partnership, trustee or trust or unincorporated association, executor, administrator or legal representative.

      1.4. Waivers and Amendments. This Agreement may be amended, modified, superseded, cancelled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by all parties, or, in the case of a waiver, by the party waiving compliance. Except as expressly stated herein, no delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege hereunder preclude any other or future exercise of any other right, power or privilege hereunder.

      1.5. Headings. The division of this Agreement into articles, sections, subsections and paragraphs and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

      1.6. Law Governing this Agreement. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflicts of laws. Subject to Section 4.2, any action brought by either party against the other concerning the transactions contemplated by this Agreement shall be brought only in the state courts of New York or in the federal courts located in the state of New York. All parties and the individuals executing this Agreement and other agreements on behalf of the Company agree to submit to the jurisdiction of such courts and waive trial by jury. The prevailing party (which shall be the party which receives an award most closely resembling the remedy or action sought) shall be entitled to recover from the other party its reasonable attorney's fees and costs. In the event that any provision of this Agreement or any other agreement delivered in connection herewith is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision of any agreement.

      1.7. Specific Enforcement, Consent to Jurisdiction. The Company and the Investor acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injuction or injunctions to prevent or cure breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof


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

or thereof, this being in addition to any other remedy to which any of them may be entitled by law or equity. Subject to Section 1.6 hereof, each of the Company and Investors hereby waives, and agrees not to assert in any such suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such court, that the suit, action or proceeding is brought in an inconvenient forum or that the venue of the suit, action or proceeding is improper. Nothing in this Section shall affect or limit any right to serve process in any other manner permitted by law.

      1.8. Fees. The Company shall pay the Escrow Agent a fee of $500 in connection with each Optional Purchase Notice. This fee shall be payable by proportionate deduction from each Investment Amount, but only if the balance of the Investment Amount is to be released to or on behalf of the Company and the Finder pursuant to this Agreement.

                                   ARTICLE II

                         DELIVERIES TO THE ESCROW AGENT

      2.1. Delivery of Company Documents to Escrow Agent. Prior to each Closing, the Company shall deliver to the Escrow Agent the Company Documents relative to such Closing. The Purchase Price and amount of Put Shares for each Closing will be determined jointly by the Company and the Escrow Agent consistant with
Section 1.29 of the Investment Agreement.

      2.2. Delivery of Investment Amount to Escrow Agent. Subsequent to the receipt of an Optional Purchase Notice, the Investor shall deliver to the bank account of the Escrow Agent identified below the Investment Amount stated in that Optional Purchase Notice.

      2.3. Intention to Create Escrow Over Company Documents and Investment Amounts. The Investor and Company intend that any Company Documents and any Investment Amounts shall be held in escrow by the Escrow Agent pursuant to this Agreement for their benefit as set forth herein.

      2.4. Escrow Agent to Deliver Company Documents and Investment Amounts. The Escrow Agent shall hold and release any Company Documents and any Investment Amounts only in accordance with the terms and conditions of this Agreement.

      2.5. Delivery of Certificate. Not later than two days after the date of the Optional Purchase Notice, the Company must provide a certificate of service ("Delivery Certificate") to the Escrow Agent regarding the service of the Optional Purchase Notice on the Investor in the manner required pursuant to
Section 12.1 of the Investment Agreement. The Delivery Certificate must be accompanied by a copy of the Optional Purchase Notice and a schedule setting forth: (i) the manner in which the Investment Amount was determined; (ii) the remaining amount of Common Stock included in the Registration Statement for the Investor; and (iii) the amount of Common Stock available for issuance to the Investor subject to the limitation set forth in Section 7.2(j) of the Investment Agreement, stating the amount of Common Stock outstanding on the last day prior to the date of the relevant Optional Purchase Notice.

                                   ARTICLE III

               RELEASE OF COMPANY DOCUMENTS AND INVESTMENT AMOUNTS


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      3.1. Release of Escrow. Subject to the provisions of Section 4.2, in connection with any Closing, the Escrow Agent shall release the Company Documents and Investment Amount relating to the Closing as follows:

      (a) Upon receipt by the Escrow Agent of the Company Documents and the Investment Amount from an Investor, the Escrow Agent will simultaneously release the Company Documents to each such depositing Investor and release the Investment Amount to the Company except that (i) the Finder's Fee will be delivered to the finder in proportion to the funds released from escrow; and
(ii) the fee described in Section 1.8 above will be released to the Escrow Agent. All funds will be delivered to the Company as per its instructions.

      All funds to be delivered to the Finder will be delivered by wire transfer as per instructions to be delivered by the Finder to the Escrow Agent in writing.

      The Escrow Agent is instructed to deduct actual bank wire transfer fees from funds to be delivered to each recipient.

      (b) In the event the Escrow Agent does not receive any Company Documents or the Investment Amount prior to the Closing, then the Escrow Agent will promptly return the Company Documents to the Company, and promptly return the Investment Amount to the Investor.

      (c) Upon receipt by the Escrow Agent of joint written instructions ("Joint Instructions") signed by the Company and the Investor, it shall deliver the Company Documents and the Investment Amount in accordance with the terms of the Joint Instructions.

      (d) Upon receipt by the Escrow Agent of a final and non-appealable judgment, order, decree or award of a court of competent jurisdiction (a "Court Order"), the Escrow Agent shall deliver the Company Documents and the Investment Amount in accordance with the Court Order. Any Court Order shall be accompanied by an opinion of counsel for the party presenting the Court Order to the Escrow Agent (which opinion shall be satisfactory to the Escrow Agent) to the effect that the court issuing the Court Order has competent jurisdiction and that the Court Order is final and non-appealable.

      (e) The Escrow Agent is authorized to rely on any uncontradicted calculation, notice or information provided by the Company or Investor or from any source when determining the amount of Common Shares to be released on a Closing Date.

      3.2. Acknowledgement of Company and Investor; Disputes. The Company and the Investor acknowledge that the only terms and conditions upon which any Company Documents and any Investment Amounts are to be released are set forth in Sections 3 and 4 of this Agreement. The Company and the Investor reaffirm their agreement to abide by the terms and conditions of this Agreement with respect to the release of any Company Documents and any Investment Amounts. Any dispute with respect to the release of any Company Documents and any Investment Amounts shall be resolved pursuant to Section 4.2 or by agreement between the Company and the Investor.


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

                                   ARTICLE IV

                           CONCERNING THE ESCROW AGENT

      4.1. Duties and Responsibilities of the Escrow Agent. The Escrow Agent's duties and responsibilities shall be subject to the following terms and conditions:

      (a) The Investor and Company acknowledge and agree that the Escrow Agent
(i) shall not be responsible for or bound by, and shall not be required to inquire into whether either the Investor or Company is entitled to receipt of the Company Documents and Investment Amount pursuant to, any other agreement or otherwise; (ii) shall be obligated only for the performance of such duties as are specifically assumed by the Escrow Agent pursuant to this Agreement; (iii) may rely on and shall be protected in acting or refraining from acting upon any written notice, instruction, instrument, statement, request or document furnished to it hereunder and believed by the Escrow Agent in good faith to be genuine and to have been signed or presented by the proper person or party, without being required to determine the authenticity or correctness of any fact stated therein or the propriety or validity or the service thereof; (iv) may assume that any person purporting to give notice or make any statement or execute any document in connection with the provisions hereof has been duly authorized to do so; (v) shall not be under any duty to give the property held by Escrow Agent hereunder any greater degree of care than Escrow Agent gives its own similar property; and (vi) may consult counsel satisfactory to Escrow Agent, the opinion of such counsel to be full and complete authorization and protection in respect of any action taken, suffered or omitted by Escrow Agent hereunder in good faith and in accordance with the opinion of such counsel.

      (b) The Investor and Company acknowledge that the Escrow Agent is acting solely as a stakeholder at their request and that the Escrow Agent shall not be liable for any action taken by Escrow Agent in good faith and believed by Escrow Agent to be authorized or within the rights or powers conferred upon Escrow Agent by this Agreement, except in the case of gross negligence or willful misconduct. The Investor and Company, jointly and severally, agree to indemnify and hold harmless the Escrow Agent and any of Escrow Agent's partners, employees, agents and representatives for any action taken or omitted to be taken by Escrow Agent or any of them hereunder, including the fees of outside counsel and other costs and expenses of defending itself against any claim or liability under this Agreement, except in the case of gross negligence or willful misconduct on Escrow Agent's part committed in its capacity as Escrow Agent under this Agreement. The Escrow Agent shall owe a duty only to the Investor and Company under this Agreement and to no other person.

      (c) The Investors and Company jointly and severally agree to reimburse the Escrow Agent for its reasonable out-of-pocket expenses (including outside counsel fees, to the extent authorized hereunder) incurred in connection with the performance of its duties and responsibilities hereunder.

      (d) The Escrow Agent may at any time resign as Escrow Agent hereunder by giving five (5) days prior written notice of resignation to the Investor and the Company. Prior to the effective date of the resignation as specified in such notice, the Investor and Company will issue to the Escrow Agent a Joint Instruction authorizing delivery of all Company Documents and all Investment Amounts to a substitute Escrow Agent selected by the Investor and Company. If no successor Escrow Agent is named by the Investor and Company, the Escrow Agent may apply to a court of competent jurisdiction in the


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

State of New York for appointment of a successor Escrow Agent, and to deposit any Company Documents and any Investment Amounts with the clerk of any such court.

      (e) The Escrow Agent does not have and will not have any interest in any Company Documents and any Investment Amounts, but is serving only as escrow agent, having only possession thereof.

      (f) This Agreement sets forth exclusively the duties of the Escrow Agent with respect to any and all matters pertinent thereto and no implied duties or obligations shall be read into this Agreement.

      (g) The Escrow Agent shall be permitted to act as counsel for the Investor or the Company, as the case may be, in any dispute as to the disposition of any Company Documents and or any Investment Amounts, in any other dispute between the Investor and Company, whether or not the Escrow Agent is then holding any Company Documents or any Investment Amounts and continues to act as the Escrow Agent hereunder.

      (h) The provisions of this Section 4.1 shall survive the resignation of the Escrow Agent or the termination of this Agreement.

      4.2. Dispute Resolution: Judgments. Resolution of disputes arising under this Agreement shall be subject to the following terms and conditions:

      (a) If any dispute shall arise with respect to the delivery, ownership, right of possession or disposition of any Company Documents or any Investment Amounts, or if the Escrow Agent shall in good faith be uncertain as to its duties or rights hereunder, the Escrow Agent shall be authorized, without liability to anyone, to (i) refrain from taking any action other than to continue to hold all Company Documents and Investment Amounts pending receipt of a Joint Instruction from the Investor and Company, or (ii) deposit all Company Documents and Investment Amounts with any court of competent jurisdiction in the State of New York, in which event the Escrow Agent shall give written notice thereof to the Investor and the Company and shall thereupon be relieved and discharged from all further obligations pursuant to this Agreement. The Escrow Agent may, but shall be under no duty to, institute or defend any legal proceedings which relate to Company Documents or Investment Amounts. The Escrow Agent shall have the right to retain counsel if it becomes involved in any disagreement, dispute or litigation on account of this Agreement or otherwise determines that it is necessary to consult counsel.

      (b) The Escrow Agent is hereby expressly authorized to comply with and obey any Court Order. In case the Escrow Agent obeys or complies with a Court Order, the Escrow Agent shall not be liable to the Investor and Company or to any other person, firm, corporation or entity by reason of such compliance.


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

                                    ARTICLE V

                                 GENERAL MATTERS

      5.1. Termination. This escrow shall terminate upon termination of the Investment Agreement and the release of all Company Documents and Investment Amounts then being held in escrow by the Escrow Agent or at any time upon the agreement in writing of the Investor and Company.

      5.2. Notices. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be sent by telecopy (with the sender's facsimile machine confirming transmission and a copy of the notice delivered by overnight courier, regular or certified mail) and shall be deemed to have been duly given (a) one (1) day after being sent, if sent by 5:00 P.M., New York time on a business day, or (b) the next business day if sent at any other time

      (a) If to Central Wireless, Inc.:

         Central Wireless, Inc.
         4333 S. Tamiami Trail
         Suite E
         Sarasota, FL 34231
         Attn: Kenneth W. Brand, CEO
         Telecopier:  (941) 929-1476

         With a copy to:

         Kirkpatrick & Lockhart LLP
         Miami Center, 20th Floor
         201 South Biscayne, Blvd.
         Miami, FL 33131-2399
         Attn: Clay Parker, Esq.
         Telecopier: (305) 358-7095

      (b) If to the Investor, to:

         AJW Partners, LLC AJW Qualified Partners, LLC AJW Offshore, Ltd. New Millennium Capital Partners II, LLC
         Equilibrium Equity, LLC
         1044 Northern Boulevard
         Suite 302
         Roslyn, New York 11576
         Attn:  Corey S. Ribotsky
         Telecopier: (516)   739-7115


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

      (c) With a copy to:

         Ballard Spahr Andrews & Ingersoll, LLP
         1735 Market Street
         51st Floor
         Philadelphia, PA  19103
         Attn:  Gerald J. Guarcini, Esq.
         Telecopier: (215) 864-8999

      (d) If to the Escrow Agent, to:

         Naccarato & Associates
         19600 Fairchild, Suite 260
         Irvine, CA 92612
         Attn: Owen Naccarato, Esq.
         Telecopier: (949) 851-9262

or to such other address as any of them shall give to the others by notice made pursuant to this Section 5.2.

      5.3. Interest. The Investment Amounts shall not be held in an interest bearing account nor will interest be payable in connection therewith.

      5.4. Assignment; Binding Agreement. Neither this Agreement nor any right or obligation hereunder shall be assignable by any party without the prior written consent of the other parties hereto. This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective legal representatives, successors and assigns.

      5.5. Resale/Issuance. The Investor hereby notifies the Company that unless the Company is otherwise advised prior to a Closing Date, the Investor will have sold, pledged or otherwise transferred or agreed to sell, pledge or otherwise transfer all Put Shares in a bona fide transaction to a third party that is not an affiliate of the Company, and that the Investor will have caused the prospectus delivery requirements to have been satisfied. Accordingly, the Company agrees to deliver all Put Shares to the Escrow Agent without restrictive legend pursuant to the requirements of Article IX of the Investment Agreement.

      5.6. Invalidity. In the event that any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal, or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be in any way impaired thereby, it being intended that all of the rights and privileges of the parties hereto shall be enforceable to the fullest extent permitted by law.

      5.7. Counterparts/Execution. This Agreement may be executed in any number of counterparts and by different signatories hereto on separate counterparts, each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute but one and the same instrument. This Agreement may be executed by facsimile transmission.

      5.8. Agreement. Each of the undersigned states that he has read the foregoing Credit Line Funds Escrow Agreement and understands and agrees to it.


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

                            [Signature Page Follows]


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

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by the undersigned, thereunto duly authorized, as of the date first set forth above.

                                        CENTRAL WIRELESS, INC.

                                        By:_____________________________________
                                             Name:
                                             Title:


                                        AJW PARTNERS, LLC

                                        By:_____________________________________
                                             Name:
                                             Title:


                                        AJW QUALIFIED PARTNERS, LLC

                                        By:_____________________________________
                                             Name
                                             Title:


                                        AJW OFFSHORE, LTD.

                                        By:_____________________________________
                                             Name:
                                             Title:


                                        NEW MILLENNIUM CAPITAL PARTNERS II, LLC

                                        By: ____________________________________
                                             Name:
                                             Title:


                                        EQUILIBRIUM EQUITY, LLC

                                        By: ____________________________________
                                             Name:
                                             Title:


                                        ESCROW AGENT:

                                        NACCARATO & ASSOCIATES

                                            By: ________________________________
                                             Name:
                                             Title:


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